Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS SECOND-QUARTER 2023 NET INCOME OF $14.5 BILLION ($4.75 PER SHARE)
EXCLUDING SIGNIFICANT ITEMS2, NET INCOME WAS $13.3 BILLION ($4.37 PER SHARE)

SECOND-QUARTER 2023 RESULTS1

ROE 20% ROTCE[2] 25%	CET1 Capital Ratios[3] Std. 13.8% | Adv. 13.9% Total Loss-Absorbing Capacity[3] $494B	Std. RWA[3] $1.7T Cash and marketable securities[4] $1.4T Average loans $1.2T

Firmwide Metrics	■	Reported revenue of $41.3 billion and managed revenue of $42.4 billion[2]
	■	Credit costs of $2.9 billion included a $1.5 billion net reserve build and $1.4 billion of net charge-offs
	■	Average loans up 13%; average deposits down 6%

CCB ROE 38%	■	Average deposits down 2%; client investment assets up 42%
	■	Average loans up 19% YoY and 15% QoQ; Card Services net charge-off rate of 2.41%
	■	Debit and credit card sales volume[5] up 7%
	■	Active mobile customers[6] up 10%

CIB ROE 15%	■	#1 ranking for Global Investment Banking fees with 8.4% wallet share YTD
	■	Total Markets revenue of $7.0 billion, down 10%, with Fixed Income Markets down 3% and Equity Markets down 20%

CB ROE 16%	■	Gross Investment Banking and Markets revenue[7] of $767 million, down 3%
	■	Average loans up 23% YoY and up 14% QoQ; average deposits down 8%

AWM ROE 29%	■	Assets under management (AUM) of $3.2 trillion, up 16%
	■	Average loans up 1% YoY and up 4% QoQ; average deposits down 21%

Jamie Dimon, Chairman and CEO, commented on the financial results: “We reported another quarter of strong results, generating net income of $13.3 billion and an ROTCE of 23% after excluding a net after-tax gain of $1.8 billion relating to the First Republic transaction, as well as discretionary after-tax investment securities losses of $0.7 billion. Even after the First Republic transaction, we maintained an extraordinarily strong CET1 capital ratio of 13.8% and had $1.4 trillion in cash and marketable securities. While we expect material capital changes with the finalization of Basel III and probable changes to come for bank liquidity, we will manage to any new requirements as we have demonstrated in the past; however, we caution that material regulatory changes would likely have real world consequences for markets and end users.”

Dimon continued: “Almost all of our lines of business saw continued growth in the quarter. In Consumer & Community Banking, new checking account production was very strong, while card loans were up 18%. In the Corporate & Investment Bank, Investment Banking fees remained challenged, although we gained market share YTD. In Commercial Banking, Payments revenue remained very strong and grew 79%. Finally, Asset & Wealth Management had record long-term inflows of $61 billion, with inflows across channels, regions, and asset classes.”

Dimon added: “The U.S. economy continues to be resilient. Consumer balance sheets remain healthy, and consumers are spending, albeit a little more slowly. Labor markets have softened somewhat, but job growth remains strong. That being said, there are still salient risks in the immediate view—many of which I have written about over the past year. Consumers are slowly using up their cash buffers, core inflation has been stubbornly high (increasing the risk that interest rates go higher, and stay higher for longer), quantitative tightening of this scale has never occurred, fiscal deficits are large, and the war in Ukraine continues, which in addition to the huge humanitarian crisis for Ukrainians, has large potential effects on geopolitics and the global economy. While we cannot predict with any certainty how these factors will play out, we are currently managing the Firm to reliably meet the needs of our customers and clients in all environments.”

Dimon concluded: “I want to welcome our new First Republic colleagues and thank all of our employees. They did an extraordinary job serving our new First Republic clients, and they worked around the clock to onboard an unprecedented number of new clients across all lines of business as a result of the recent banking turmoil. The efforts by our employees also enabled us to extend credit and raise $1.2 trillion in capital in the first half of 2023 for businesses, governments, and U.S. consumers.”

SIGNIFICANT ITEMS
■    2Q23 results included:
■    $2.7 billion First Republic8 bargain purchase gain in Corporate ($0.91 increase in earnings per share (EPS))
■    $1.2 billion net credit reserve build for First Republic ($0.30 decrease in EPS)
■    $900 million net investment securities losses in Corporate ($0.23 decrease in EPS)
■     Excluding significant items2: 2Q23 net income of $13.3 billion, EPS of $4.37 and ROTCE of 23%
CAPITAL DISTRIBUTED
■    Common dividend of $2.9 billion or $1.00 per share
■    $1.8 billion of common stock net repurchases9
■    Net payout LTM9,10 of 32%
FORTRESS PRINCIPLES
■    Book value per share of $98.11, up 14%; tangible book value per share2 of $79.90, up 15%
■    Basel III common equity Tier 1 capital3 of $236 billion and Standardized ratio3 of 13.8%; Advanced ratio3 of 13.9%
■    Firm supplementary leverage ratio of 5.8%
OPERATING LEVERAGE
■    2Q23 expense of $20.8 billion; reported overhead ratio of 50%; managed overhead ratio2 of 49%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $1.2 trillion of credit and capital11 raised YTD
■    $120 billion of credit for consumers
■    $17 billion of credit for U.S. small businesses
■    $520 billion of credit for corporations
■    $535 billion of capital raised for corporate clients and non-U.S. government entities
■    $24 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Mikael Grubb (212) 270-2479
Note: Totals may not sum due to rounding.
[1]Percentage comparisons noted in the bullet points are for the second quarter of 2023 versus the prior-year second quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the second quarter of 2023 versus the prior-year second quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				1Q23		2Q22
($ millions, except per share data)	2Q23	1Q23	2Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported	$41,307	$38,349	$30,715	$2,958	8%	$10,592	34%
Net revenue - managed	42,401	39,336	31,630	3,065	8	10,771	34
Noninterest expense	20,822	20,107	18,749	715	4	2,073	11
Provision for credit losses	2,899	2,275	1,101	624	27	1,798	163
Net income	$14,472	$12,622	$8,649	$1,850	15%	$5,823	67%
Earnings per share - diluted	$4.75	$4.10	$2.76	$0.65	16%	$1.99	72%
Return on common equity	20%	18%	13%
Return on tangible common equity	25	23	17
Discussion of Results:
Net income was $14.5 billion, up 67%, or up 40% excluding First Republic.
Net revenue was $42.4 billion, up 34%, or up 21% excluding First Republic. Net interest income (NII) was $21.9 billion, up 44%, or up 38% excluding First Republic. NII excluding Markets2 was $22.4 billion, up 63%, or up 57% excluding First Republic, predominantly driven by higher rates, partially offset by lower deposit balances. Noninterest revenue was $20.5 billion, up 25%, or up 6% excluding First Republic, predominantly driven by higher CIB Markets noninterest revenue and the absence of certain losses in Payments in the prior year, partially offset by higher net investment securities losses in Corporate.
Noninterest expense was $20.8 billion, up 11%, or up 8% excluding First Republic, driven by higher compensation expense, including front office hiring and wage inflation, as well as technology and marketing investments and higher legal expense.
The provision for credit losses was $2.9 billion. Excluding First Republic, the provision was $1.7 billion, reflecting net charge-offs of $1.4 billion and a net reserve build of $326 million. The net reserve build included $389 million in Commercial Banking and $200 million in Card Services, partially offset by a $243 million release in Corporate. Net charge-offs of $1.4 billion were up $754 million, largely driven by Card Services.
Net income attributable to First Republic was $2.4 billion in the quarter. This included an estimated bargain purchase gain of $2.7 billion, and a provision for credit losses of $1.2 billion to establish a reserve for the acquired First Republic lending portfolio. During the two months ending June 30, 2023, there was an additional $897 million of net interest income, $436 million of noninterest revenue and $599 million of expense that were attributable to First Republic. For additional information, see note 8 on page 7.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q23		2Q22
($ millions)	2Q23	1Q23	2Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$17,233	$16,456	$12,558	$777	5%	$4,675	37%
Banking & Wealth Management[12]	10,936	10,041	6,502	895	9	4,434	68
Home Lending	1,007	720	1,001	287	40	6	1
Card Services & Auto	5,290	5,695	5,055	(405)	(7)	235	5
Noninterest expense[12]	8,313	8,065	7,658	248	3	655	9
Provision for credit losses	1,862	1,402	761	460	33	1,101	145
Net income	$5,306	$5,243	$3,108	$63	1%	$2,198	71%
Discussion of Results:
Net income was $5.3 billion, up 71%, or up 61% excluding First Republic. Net revenue was $17.2 billion, up 37%, or up 31% excluding First Republic.
Banking & Wealth Management net revenue was $10.9 billion, up 68%, or up 59% excluding First Republic, driven by higher deposit margins on lower balances. Home Lending net revenue was $1.0 billion, up 1%, or down 23% excluding First Republic, driven by lower net interest income from tighter loan spreads and lower servicing and production revenue. Card Services & Auto net revenue was $5.3 billion, up 5%, largely driven by higher Card Services net interest income on higher revolving balances, largely offset by lower auto operating lease income and card net interchange.
Noninterest expense was $8.3 billion, up 9%, or up 8% excluding First Republic, largely driven by higher compensation, including wage inflation and headcount growth as the Firm continues to invest in front office and technology staffing, as well as higher marketing, partially offset by lower auto lease depreciation.
The provision for credit losses was $1.9 billion and included a $408 million reserve established for the First Republic portfolio. Excluding First Republic, the provision was $1.5 billion, reflecting net charge-offs of $1.3 billion. The net reserve build of $203 million was predominantly driven by loan growth in Card Services and changes in specific macroeconomic factors, largely offset by reduced borrower uncertainty. Net charge-offs of $1.3 billion were up $640 million YoY, predominantly driven by Card Services, as 30+ day delinquencies have returned to pre-pandemic levels.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				1Q23		2Q22
($ millions)	2Q23	1Q23	2Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,519	$13,600	$12,003	$(1,081)	(8)%	$516	4%
Banking[12]	4,244	4,223	3,280	21	—	964	29
Markets & Securities Services	8,275	9,377	8,723	(1,102)	(12)	(448)	(5)
Noninterest expense[12]	6,894	7,483	6,810	(589)	(8)	84	1
Provision for credit losses	38	58	59	(20)	(34)	(21)	(36)
Net income	$4,092	$4,421	$3,717	$(329)	(7)%	$375	10%
Discussion of Results:
Net income was $4.1 billion, up 10%, with net revenue of $12.5 billion, up 4%.
Banking revenue was $4.2 billion, up 29%. Investment Banking revenue was $1.5 billion, up 11%. Excluding markdowns on held-for-sale positions in the bridge book13 in the prior year, Investment Banking revenue was down 7%. Investment Banking fees were down 6%, driven by lower advisory fees. Payments revenue was $2.5 billion, up 61%. Excluding the net impact of equity investments, primarily markdowns in the prior year, Payments revenue was up 32%, predominantly driven by higher rates, partially offset by lower deposit balances. Lending revenue was $299 million, down 27%, predominantly driven by mark-to-market losses on hedges of retained loans, partially offset by higher net interest income.
Markets & Securities Services revenue was $8.3 billion, down 5%. Markets revenue was $7.0 billion, down 10%. Fixed Income Markets revenue was $4.6 billion, down 3%, reflecting lower revenue in macro businesses, largely offset by higher revenue in the Securitized Products Group14 and Credit. Equity Markets revenue was $2.5 billion, down 20%, compared with a strong second quarter in the prior year. Securities Services revenue was $1.2 billion, up 6%, driven by higher rates, largely offset by lower fees and deposit balances.
Noninterest expense was $6.9 billion, up 1%, driven by higher non-compensation expense, as well as wage inflation and headcount growth, largely offset by lower revenue-related compensation.
The provision for credit losses was $38 million, including net charge-offs of $56 million.

COMMERCIAL BANKING (CB)

Results for CB				1Q23		2Q22
($ millions)	2Q23	1Q23	2Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,988	$3,511	$2,683	$477	14%	$1,305	49%
Noninterest expense	1,300	1,308	1,156	(8)	(1)	144	12
Provision for credit losses	1,097	417	209	680	163	888	425
Net income	$1,208	$1,347	$994	$(139)	(10)%	$214	22%
Discussion of Results:
Net income was $1.2 billion, up 22%, or up 54% excluding First Republic.
Net revenue was $4.0 billion, up 49%, or up 42% excluding First Republic, predominantly driven by higher deposit margins, partially offset by lower deposit-related fees.
Noninterest expense was $1.3 billion, up 12%, predominantly driven by higher compensation, including front office hiring and technology investments, as well as higher volume-related expense.
The provision for credit losses was $1.1 billion and included a $608 million reserve established for the First Republic portfolio. Excluding First Republic, the provision was $489 million, reflecting a net reserve build of $389 million, driven by updates to certain assumptions related to office real estate, as well as net downgrade activity in Middle Market. Net charge-offs of $100 million were predominantly driven by office real estate.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				1Q23		2Q22
($ millions)	2Q23	1Q23	2Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,943	$4,784	$4,306	$159	3%	$637	15%
Noninterest expense	3,163	3,091	2,919	72	2	244	8
Provision for credit losses	145	28	44	117	418	101	230
Net income	$1,226	$1,367	$1,004	$(141)	(10)%	$222	22%
Discussion of Results:
Net income was $1.2 billion, up 22%, or up 10% excluding First Republic.
Net revenue was $4.9 billion, up 15%, or up 8% excluding First Republic, driven by higher deposit margins on lower balances and higher management fees on strong net inflows.
Noninterest expense was $3.2 billion, up 8%, driven by higher compensation, including growth in private banking advisor teams, higher revenue-related compensation and the impact of Global Shares and J.P. Morgan Asset Management China.
The provision for credit losses was $145 million, driven by a $146 million reserve established for the First Republic portfolio.
Assets under management were $3.2 trillion, up 16%, and client assets were $4.6 trillion, up 20%, driven by continued net inflows, higher market levels and the impact of the acquisition of Global Shares.

CORPORATE

Results for Corporate				1Q23		2Q22
($ millions)	2Q23	1Q23	2Q22	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,718	$985	$80	$2,733	277%	$3,638	NM
Noninterest expense	1,152	160	206	992	NM	946	459
Provision for credit losses	(243)	370	28	(613)	NM	(271)	NM
Net income/(loss)	$2,640	$244	$(174)	$2,396	NM	$2,814	NM
Discussion of Results:
Net income was $2.6 billion, or $339 million excluding First Republic, compared with a net loss of $174 million in the prior year.
Net revenue was $3.7 billion and included an estimated bargain purchase gain of $2.7 billion attributable to First Republic. Excluding First Republic, net revenue was $1.0 billion. Net interest income was $1.7 billion, compared with $324 million in the prior year, due to the impact of higher rates. The current quarter also included $900 million of net investment securities losses, compared with $153 million of net losses in the prior year. Investment securities losses reflected net losses on sales of U.S. Treasuries and mortgage-backed securities.
Noninterest expense was $1.2 billion, up $946 million, or up $384 million excluding First Republic, largely driven by higher legal expense.
The provision for credit losses was a net benefit of $243 million, reflecting a reserve release associated with the deposit placed with First Republic Bank in the first quarter of 2023.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, refer to page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, refer to page 10 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $98.11, $94.34 and $86.38 at June 30, 2023, March 31, 2023, and June 30, 2022, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.In addition to reviewing net interest income (“NII”) and noninterest revenue (“NIR”) on a managed basis, management also reviews these metrics excluding CIB Markets (“Markets”, which is composed of Fixed Income Markets and Equity Markets). Markets revenue consists of principal transactions, fees, commissions and other income, as well as net interest income. These metrics, which exclude Markets, are non-GAAP financial measures. Management reviews these metrics to assess the performance of the Firm’s lending, investing (including asset-liability management) and deposit-raising activities, apart from any volatility associated with Markets activities. In addition, management also assesses Markets business performance on a total revenue basis as offsets may occur across revenue lines. For example, securities that generate net interest income may be risk-managed by derivatives that are reflected at fair value in principal transactions revenue. Management believes these measures provide investors and analysts with alternative measures to analyze the revenue trends of the Firm. For a reconciliation of NII and NIR from reported to excluding Markets, refer to page 29 of the Earnings Release Financial Supplement. For additional information on Markets revenue, refer to page 70 of the Firm’s 2022 Form 10-K.

d.Second-quarter 2023 net income, earnings per share and ROTCE excluding significant items are non-GAAP financial measures. Significant items collectively refer to the bargain purchase gain associated with First Republic of $2.7 billion, the net credit reserve build associated with First Republic of $1.2 billion and net investment securities losses of $900 million. Excluding these significant items resulted in a decrease of $1.1 billion (after tax) to reported net income from $14.5 billion to $13.3 billion; a decrease of $0.38 per share to reported EPS from $4.75 to $4.37; and a decrease of 2% to ROTCE from 25% to 23%. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Estimated. Reflects the Current Expected Credit Losses (“CECL”) capital transition provisions. Beginning January 1, 2022, the $2.9 billion CECL capital benefit is being phased out at 25% per year over a three-year period. As of June 30, 2023, CET1 capital and Total Loss-Absorbing Capacity reflected the remaining $1.4 billion CECL benefit. Refer to Capital Risk Management on pages 36-41 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 and on pages 86-96 of the Firm’s 2022 Form 10-K for additional information.
4.Estimated. Cash and marketable securities includes end-of-period eligible high-quality liquid assets (“HQLA”), excluding regulatory prescribed haircuts under the liquidity coverage ratio (“LCR”) rule where applicable, for both the Firm and the excess HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s LCR. Also includes other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. The presentation in prior periods reflected average eligible Firm HQLA rather than end-of-period eligible Firm HQLA. Refer to Liquidity Risk Management on pages 42-47 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 and on pages 97-104 of the Firm’s 2022 Form 10-K for additional information.
5.Excludes Commercial Card.
6.Users of all mobile platforms who have logged in within the past 90 days. As of June 30, 2023, excludes the impact of the First Republic acquisition.
7.Includes gross revenues earned by the Firm, that are subject to a revenue sharing arrangement with the CIB, for Investment Banking and Markets’ products sold to CB clients. This includes revenues related to fixed income and equity markets products. Refer to page 61 of the Firm’s 2022 Form 10-K for discussion of revenue sharing.
8.On May 1, 2023, JPMorgan Chase acquired certain assets and assumed certain liabilities of First Republic Bank (the “First Republic acquisition") from the Federal Deposit Insurance Corporation (“FDIC”) resulting in an estimated bargain purchase gain of $2.7 billion recorded in other income. All references in this press release to “excluding First Republic” or “attributable to First Republic” refer to excluding or including, as applicable, the relevant effects of the First Republic acquisition. In the second quarter of 2023, expense attributable to First Republic was substantially all in Corporate.
9.Includes the net impact of employee issuances.
10.Last twelve months (“LTM”).
11.Credit provided to clients represents new and renewed credit, including loans and lending-related commitments.
12.In the first quarter of 2023, the allocations of revenue and expense to CCB associated with a Merchant Services revenue sharing agreement were discontinued and are now retained in Payments in CIB. Prior-period amounts have been revised to conform with the current presentation.
13.The bridge book consists of certain held-for-sale positions, including unfunded commitments, in CIB.
14.Securitized Products Group is comprised of Securitized Products and Tax Oriented Investments.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.9 trillion in assets and $313 billion in stockholders’ equity as of June 30, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers predominantly in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, July 14, 2023, at 8:30 a.m. (EDT) to present second-quarter 2023 financial results. The general public can access the call by dialing (888) 324-3618 in the U.S. and Canada, or (312) 470-7119 for international callers; use passcode 1364784#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 11:00 a.m. (EDT) on July 14, 2023 through 11:59 p.m. (EDT) on July 28, 2023 by telephone at (866) 511-1892 (U.S. and Canada) or (203) 369-1947 (international); use passcode 14632#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, which have been filed with the Securities and Exchange Commission and is available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.